 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 14, 2015

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The description of the Omnibus Amendment (as defined below) is incorporated herein by reference from Item 2.03 hereof.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported in its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on September 26, 2014, March 20, 2015 and June 4, 2015, CNS Response, Inc. (the "Company") entered into a Note Purchase Agreement, dated as of September 22, 2014 (the "Original Note Purchase Agreement") as subsequently amended and restated, (the "A&R Note Purchase Agreement," and together with the Original Note Purchase Agreement, the "Note Purchase Agreement") with certain investors (including affiliates), providing for the issuance and sale of notes in the aggregate principal amount of up to $3.0 million, in one or more closings not to occur later than September 30, 2015.

On September 14, 2015, the Company entered into an Omnibus Amendment (the "Omnibus Amendment") to the Note Purchase Agreement and the notes purchased and sold pursuant thereto, with the majority of the noteholders to fix the conversion price of all notes, such that in the event of a qualified financing conversion or a voluntary conversion (each, as described in the Note Purchase Agreement), the conversion price of all notes will be $0.05 per share (the "Fixed Conversion Price") (as adjusted for stock splits, stock dividends, combinations or the like affecting the Company's common stock, $0.001 par value per share ("Common Stock")). The Omnibus Amendment also amended the form of note attached to the Note Purchase Agreement to include the Fixed Conversion Price.

Subsequently thereto, on September 14 and 15, 2015, the Company entered into a Note Purchase Agreement, as amended by the Omnibus Amendment for the Fixed Conversion Price, with each of five accredited investors, in connection with a bridge financing. Pursuant to the Note Purchase Agreements, the Company issued an aggregate of $360,000 of secured convertible promissory notes (collectively, the "September 2015 Notes," and together with all other notes purchased and sold pursuant to the Note Purchase Agreement, the "Notes"), which amount also represents the gross proceeds to the Company from the September 2015 Notes. Three of the five September 2015 Notes were purchased by affiliates of the Company, or an entity under such affiliate's control, as follows: (i) Dr. Robin Smith, Chairman of the Board of Directors of the Company, purchased a Note for $60,000 (ii) the Follman Family Trust, of which, Robert Follman, a director of the Company, is a trustee, purchased a Note for $150,000 and (iii) John Pappajohn, a director of the Company, purchased a Note for $100,000.

As with the purchase and sale of all other Notes, the Company and the holders of the September 2015 Notes entered into a registration rights agreement (the "Registration Rights Agreement") covering the registration of the resale of the shares of Common Stock underlying their respective Notes.

All Notes: (i) mature on March 21, 2016 (subject to earlier conversion or prepayment), (ii) earn interest at a rate of 5% per annum with interest payable at maturity, and (iii) are convertible into shares of Common Stock (A) automatically upon the closing of a qualified offering of no less than $5 million, at a conversion price of $0.05 per share or (B) voluntarily, within 15 days prior to maturity, at a conversion price of $0.05 per share. No Note may be prepaid without the prior written consent of the holder of such Note. Notes are secured by a security interest in the Company's intellectual property, as detailed in the security agreement dated as of September 22, 2014 (the "Security Agreement"). Upon a change of control of the Company (as described in the Notes), the holder of a Note will have the option to have the Note repaid with a premium equal to 50% of the outstanding principal.

The foregoing descriptions of the Note Purchase Agreement, the Notes, the Security Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the respective document, the forms of which were filed as Exhibits 10.89, 4.4, 10.90 and 10.91, respectively, to our annual report on Form 10-K filed with the SEC on December 29, 2014.

Item 3.02 Unregistered Sales of Equity Securities.

The Notes were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
September 18, 2015		Paul Buck
Chief Financial Officer